SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)
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Franklin Limited Duration Income Trust
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Franklin Limited Duration Income Trust One Franklin Parkway San Mateo, CA 94403-1906

FRANKLIN LIMITED DURATION INCOME TRUST
IMPORTANT INFORMATION ABOUT YOUR FUND
September 6, 2016
DEAR SHAREHOLDER:
I am writing with important information for shareholders of Franklin Limited Duration Income Trust (the "Fund"). Your Fund's 2016 Annual Shareholders' Meeting is scheduled to take place on Friday, October 28, 2016.  In the next few weeks, you will receive your Fund's proxy statement and WHITE proxy card.  I urge you to review the proposals in the Fund's proxy statement and to promptly return the Fund's WHITE proxy card.

Your Fund is Under Attack by an Activist Hedge Fund

I also want to warn you that an activist hedge fund, Saba Capital Management, L.P. ("Saba"), wants to pass a proposal that your Board believes would significantly damage or destroy the ability of the Fund to operate as a closed-end fund, thereby harming the value of your investment, and Saba has also put forth three handpicked dissident nominees for election to your Fund's Board to help it achieve its self-serving objectives.  We believe that Saba's proposal would needlessly waste Fund resources, force the Fund to sell securities at an inopportune time and significantly diminish the Fund's ability to operate effectively.  Saba has recently participated in a similar action against another closed-end fund, which, as a result, was forced to completely liquidate.

Your Fund's Board believes strongly that your Fund is best able to serve your interests and achieve its investment goal of providing high current income and capital appreciation as a closed-end fund. Your Board has continuously supported the Fund's use of leverage to enhance returns, which it can only do as a closed-end fund.  Your Board has also proactively taken steps to initiate a discount narrowing program, which will responsibly address the Fund's discount to NAV in a manner that maximizes value for ALL shareholders, and not just an activist hedge fund with selfserving objectives.  Your Board has nominated three incumbent Trustees, who are well qualified and intimately familiar with the Fund, having served on your Board for 10 or more years.

For these reasons, your Board unanimously recommends that you vote FOR your Fund's nominees (Proposal 1) and AGAINST Saba's shareholder proposal (Proposal 2).  When you receive your Fund proxy materials, please promptly complete, sign, date, and return your Fund's WHITE proxy card.
(OVER)

Please Help Your Fund by Returning the WHITE Proxy Card

               If you owned shares of the Fund on the record date, August 29, 2016, you should receive the Fund's proxy materials and the WHITE proxy card in mid-September.  Your Fund has retained D.F. King as its proxy solicitor. If representatives of D.F. King call you, they will clearly identify themselves as the proxy solicitor for the Fund.

Please Do Not Return Saba's GOLD Proxy Card or Give Your Vote to InvestorCom over the Phone

               You may receive a different proxy statement from Saba (along with a GOLD proxy card), seeking approval of its self-interested proposal and its three dissident nominees who are unfamiliar with the Fund.  Please discard any GOLD proxy card that you receive from Saba.  Do not return it, even to withhold votes from Saba's nominees or to vote against Saba's proposal, because doing so will cancel out your vote on the Fund's WHITE proxy card.  In addition, you may receive calls from representatives of Saba's proxy solicitor, InvestorCom.  Please do not give your vote over the phone to InvestorCom, even to withhold votes from Saba's nominees or to vote against Saba's proposal, as this will also cancel out your vote on the Fund's WHITE proxy card.

We Plan to Vigorously Defend the Fund

               We plan to fight vigorously against Saba's demands. Please remember that we will be fighting for ALL shareholders and will not be pressured by Saba into making decisions that jeopardize the Fund and your investment. We also promise to send you periodic updates on the proxy fight with Saba and to set the record straight about the Fund's nominees for Trustee, the Fund's performance, and the measures the Board has taken to maximize your investment in the Fund.

               Thank you for your continued loyalty and support.

SINCERELY, /s/Rupert H. Johnson, Jr. RUPERT H. JOHNSON, JR. CHAIRMAN OF THE BOARD

ADDITIONAL INFORMATION:

The Fund intends to file its definitive proxy statement for the 2016 Annual Shareholders' Meeting, together with its WHITE proxy card, with the U.S. Securities and Exchange Commission (SEC), and to begin mailing its proxy statement to shareholders, on or about September 9, 2016.  The Fund's WHITE proxy card can be used to elect the Fund's three Trustee nominees and to vote on the proposal expected to be presented at the annual meeting.  BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE UPCOMING ANNUAL SHAREHOLDERS' MEETING.  Shareholders can obtain additional copies of the notice of annual meeting and proxy statement, including the WHITE proxy card, and other documents filed by the Fund with the SEC, when they become available, by writing the Fund at One Franklin Parkway, San Mateo, CA 94403-1906, or by calling (800) 431-9642 on any business day.  You may also visit the Fund's Web site at www.franklintempleton.com. Additional copies of the proxy materials will be delivered promptly upon request.  Free copies of these materials can also be found on the SEC's Web site at http://www.sec.gov.

Pursuant to SEC proxy rules, the Fund's Trustees and executive officers are "participants" in connection with the 2016 Annual Shareholders' Meeting.  Certain regular employees and officers of the Fund's investment manager, administrator, or any of their affiliates may become "participants" if any such persons solicit proxies.  Shareholders may obtain information regarding the names, affiliations, and interests of these individuals in the Fund's Certified Shareholder Report on Form N-CSR for the fiscal year ended March 31, 2016 and its proxy statement, when available, for the 2016 Annual Shareholders' Meeting.